Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: Jan. 27, 2014

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege (918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams, Williams Partners Realign Leadership Responsibilities for Northeast G&P and
Corporate Strategic Development

•	Realignment Supports Growing Gathering and Processing Operations in the Marcellus and Utica Shale Regions.

TULSA, Okla. – Williams (NYSE: WMB) and Williams Partners (NYSE: WPZ) today announced the realignment of executive leadership responsibilities designed to further enhance their operating and commercial capabilities.

The realignment results in new leaders for the Northeast Gathering & Processing operating area and Williams’ Corporate Strategic Development function. As a result, the following changes will become effective immediately:

•	Jim Scheel, 49, will serve as senior vice president of the Northeast Gathering & Processing operating area, with responsibility for gathering and processing business in the Marcellus and Utica shale regions.

•	Frank Billings, 51, will serve as senior vice president of Corporate Strategic Development, with responsibility for enterprise-level business development and customer relationship management. Billings most recently led the Northeast Gathering & Processing operating area.

Both Scheel and Billings will continue to report to Alan Armstrong, president and chief executive officer of Williams and chief executive officer of the general partner of Williams Partners.

“As the build-out of our gathering and processing business in the Marcellus-Utica advances, we’re at a point where we realize the greatest value by having Northeast-region leadership with deep operational experience,” said Alan Armstrong. “Jim, in his 25 years at Williams, has been instrumental in the operations and engineering on a number of complex, large-scale projects. I’m confident in his abilities to deliver in the Northeast, where we have approximately $3.3 billion in projects underway through 2015 to increase take-away volumes and processing capacity in the Marcellus and Utica.

“Frank’s work developing customer relationships opened doors to this tremendous opportunity we have in the Northeast. We look forward to having his commercial expertise, as well as his experience and leadership in strategy development, applied across the entire enterprise,” said Armstrong. “This leadership realignment represents an opportunity to realize the full value of Jim’s and Frank’s diverse experiences and bring new perspectives to these roles to further enhance our operating and commercial capabilities and support our One Williams vision.”

Since joining Williams in 1988, Scheel has served in leadership roles that include operations, engineering and operational excellence; the company’s natural gas liquids business; business and strategic development with more than $6 billion in transactions and business integrations; and management of international and joint-venture operations. In Lithuania, Scheel helped Williams negotiate the purchase of a distressed company and led the operational aspects of modernizing a refinery and completing an oil export terminal. Scheel earned his bachelor’s degree in petroleum engineering from the University of Tulsa in 1986. Scheel serves on the boards of the general partners of Williams Partners L.P. and Access Midstream.

Billings’ current tenure at Williams began in August 2010 as vice president of business development for the company’s gathering and processing business. Prior to rejoining Williams, Billings was president of the privately owned Cumberland Plateau Pipeline Company. From July 2008 to June 2009, he served as the senior vice president – commercial for Crosstex Energy, Inc. and Crosstex Energy L.P. Billings worked for Williams from 1988 to 2008 in a variety of management roles across both the gathering and processing and natural gas liquids businesses, including development of the Overland Pass Pipeline business. Prior to the Williams – MAPCO merger in 1998, Billings spent 10 years with MAPCO in various management roles in the natural gas liquids business. Billings received his Bachelor of Science degree in Accounting from Oklahoma State University and earned his M.B.A. from the University of Tulsa in 1992. He is a board member for the Natural Gas Supply Association and previously served on the Executive Board of the Marcellus Shale Coalition.

About Williams (NYSE: WMB)
Williams is one of the leading energy infrastructure companies in North America. It owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas, NGL production of more than 200,000 barrels per day and domestic olefins production capacity of 1.35 billion pounds of ethylene and 90 million pounds of propylene per year. Williams owns approximately 64 percent of Williams Partners L.P. (NYSE: WPZ), one of the largest diversified energy master limited partnerships. Williams Partners owns most of Williams’ interstate gas pipeline and domestic midstream assets. Williams also owns Canadian operations and certain domestic olefins pipelines assets, as well as a significant investment in Access Midstream Partners, L.P. (NYSE: ACMP), a midstream natural gas services provider. The company’s headquarters is in Tulsa, Okla. For more information, visit www.williams.com, where the company routinely posts important information.

About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 64 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com, where the partnership routinely posts important information.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

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